[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
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EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S/A
ANNOUNCES 3rd QUARTER 2002 RESULTS.

Unless otherwise indicated, the company's operational and financial information is based on consolidated figures in Brazilian reais in accordance with the corporate law accounting method.

Sao Jose dos Campos, November 13, 2002 - Embraer (BOVESPA: EMBR3, EMBR4) (NYSE:
ERJ) one of the leading world commercial aircraft manufacturers, registered in the first nine months of 2002 net sales of R$ 4,860.6 million and net income of R$ 530.6 million, equivalent to earnings per share of R$ 0.74548. The order backlog totaled US$ 22.6 billion, comprising US$ 9.6 billion in firm orders and US$ 13.0 billion in options.

--------------------------------------------------------------------------------
3rd Quarter Highlights
--------------------------------------------------------------------------------

o Net sales for the 3rd Quarter of 2002 (3Q02) were R$1,976.2 million, 27.0% higher than the net sales in the 2nd quarter of 2002 (2Q02).
o EBITDA - Earnings before interest, taxes, depreciation and amortization in 3Q02 were R$ 675.9 million, 57.4% higher than the R$ 429.5 million in 2Q02. The EBITDA margin in 3Q02 was 34.2%, compared with 27.6% in 2Q02.
o Net income in 3Q02 was R$ 187.8 million, equivalent to earnings per share of R$ 0.26380.
o A total of 30 jets were delivered in the 3rd quarter: 28 jets to the commercial market and 2 Legacy.
o On July 24, 2002, Embraer delivered the first three aircraft to the Brazilian Air Force that will be used in the Amazon Surveillance System (SIVAM). This delivery was comprised of two EMB 145 SA (AEW&C - Airborne Early Warning and Control) and one EMB 145 RS - Remote Sensing. In total, the Brazilian Air Force is expected to receive eight aircraft up to the third quarter of 2003, including five EMB145 SA and three EMB 145 RS.
o On July 5, 2002 and on August 30, 2002, the Legacy business jet was granted certification from the European Joint Aviation Authorities (JAA) and from the US Federal Aviation Administration (FAA).
o On September 3, 2002, the ERJ 145 XR, an extra long-range version of the ERJ 145 family, was granted certification from the Brazilian Centro Tecnico Aerospacial (CTA). This new version received certification from the FAA on October 22, 2002.
o On September 11, 2002, Embraer was selected, for the second consecutive year, to be a part of the Dow Jones Sustainability Index (DJSI). The Dow Jones Global Index is composed of the 2,500 largest companies, which are ranked based on their social, environmental and economic performance. Embraer was one of the 310 companies selected and was named the global leader in the aerospace sector.

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                                       1
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[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
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Income Statement
--------------------------------------------------------------------------------

The following table sets forth a comparative analysis of Embraer's main consolidated financial indicators for 2Q02, 3Q01, 3Q02 and the accumulated results for the first nine months of 2001 and 2002.

           Stated in millions of Reais, except%, number of shares and earnings per share
          Income Statement                  2nd Quarter               3rd Quarter                      Nine months of
                Data                            2002             2001             2002              2001             2002
Net sales                                     1,556.1          1,970.6           1,976.2          5,413.7           4,860.6
Gross profit                                    650.5            869.9             975.7          2,335.7           2,128.6
Gross margin (%)                                 41.8             44.1              49.4             43.1              43.8
Operating expenses                             (248.9)          (252.7)           (330.9)          (641.6)           (802.1)
Profit sharing                                  (15.6)            (2.5)            (16.6)           (61.1)            (47.3)
Income from operations                          386.0            614.7             628.2          1,633.0           1,279.2
Operating Margin (%)                             24.8             31.2              31.8             30.2              26.3
Depreciation & amortization                      43.5             44.4              47.7            136.5             128.2
EBITDA                                          429.5            659.1             675.9          1,769.5           1,407.4
EBITDA margin (%)                                27.6             33.4              34.2             32.7              29.0
Financial income (expenses), net                  3.7             59.9              52.3            162.3              63.8
Monetary & exchange variations, net            (193.3)          (315.9)           (465.2)          (626.2)           (683.2)
Other non-operating revenues                     (1.3)           (23.0)             (1.5)           (33.1)             (3.2)
Pre-tax Profit                                  195.1            335.7             213.8          1,136.0             656.6
Income Tax & Social Contribution                (26.7)           (82.6)            (24.6)          (323.3)           (121.4)
Minority Interests                               (1.9)            (0.7)             (1.4)            (3.1)             (4.6)
Net Income                                      166.5            252.4             187.8            809.6             530.6
Net margin (%)                                   10.7             12.8               9.5             15.0              10.9
Number of shares at                       711,345,093      621,312,874       711,722,224      621,312,874       711,722,224
    end of period (million)                   0.23406          0.40635           0.26380          1.30304           0.74548

Net Sales, Cost of Goods Sold and Gross Margin
----------------------------------------------

The net sales for 3Q02 totaled R$ 1,976.2 million, or 0.3% higher than the 3Q01 net sales of R$ 1,970.6 million. Therefore cumulative sales in the first nine months of 2002 totaled R$ 4,860.6 million, 10.2% lower than the R$ 5,413.7 million in the same period of 2001. Embraer's net sales in 3Q02 remained in line with net sales in 3Q01, since despite the low number of jet deliveries in 3Q02 in comparison with 3Q01, sales in the defense market increased during 3Q02 from R$102.2 million in 3Q01 to R$186.1 million in 3Q02. The increased sales in the defense area were principally related with deliveries of aircraft for government transport and the recognition of revenues derived from the "aerial surveillance and reconnaissance" segment.

33 jets were delivered to the regional market in 3Q02, of which 18 ERJ 145 and 10 ERJ 140. In addition to the deliveries to the regional market, two Executive Legacy aircraft were delivered, one to the corporate market and one to the defense market. The first three aircraft for the Amazon Surveillance System - SIVAM - were delivered to the defense market. 2 EMB 145 AEW&C and 1 EMB 145 RS units were delivered. In 3Q01 a total of 41 jets and 1 EMB 120 were delivered.

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                                       2
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[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
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--------------------------------------------------------------------------------
Deliveries                                                        Nine months of
By Market                 3Q01    4Q01    1Q02    2Q02    3Q02    2001      2002
--------------------------------------------------------------------------------

Commercial
    ERJ 135                  7       2       1      -       -       25         1
    ERJ 145                 22      15      18      18      18      89        54
    ERJ 140                  8      14      10      10      10       8        30
    EMB 120                  1      -       -       -       -        2        -

Defense
    EMB 135                  4       2      -       -       -        5        -
    Legacy                  -       -       -       -        1      -          1
    EMB 145                 -        1       1      -        3      -          4

Corporate
    Legacy                  -       -       -        2       1      -          3

--------------------------------------------------------------------------------
Total                       42      34      30      30      33     129        93
--------------------------------------------------------------------------------

In addition to deliveries of jets, net sales include revenues from sales of spare parts and customer services and sales to the defense market. In 3Q02, the commercial aviation segment represented 76.3%, defense aviation 9.4%, corporate aviation 3.7% and customer services 10.6% of total net sales.


------------------------------ -------------------------   -------------------------------------------------
Net Sales by                         2nd Quarter                             3rd Quarter
                                                           -------------------------------------------------
Segment                                  2002                        2001                    2002
------------------------------ -------------------------   -------------------------------------------------
                                    R$          %               R$          %           R$          %
Commercial Aviation                 1,236.5       79.4%         1,623.0       82.3%     1,506.8       76.3%
Defense Aviation                       71.3        4.6%           102.2        5.2%       186.1        9.4%
Corporate Aviation                    108.5        7.0%           110.0        5.6%        73.8        3.7%
Customer Services and Other
related business                      139.8        9.0%           135.4        6.9%       209.5       10.6%
------------------------------ -------------------------   -------------------------------------------------
     Total                          1,556.1      100,0%         1,970.6      100.0%     1,976.2      100.0%
------------------------------------------------------------------------------------------------------------

The cost of goods sold (COGS) was R$ 1,000.4 million in 3Q02, or 9.1% below the R$ 1,100.7 million recorded in the same quarter of the prior year. In 3Q02, the gross margin was 49.4%, compared with 44.1% recorded in 3Q01.

The reduction in COGS was due to the slower rhythm of deliveries in 3Q02 in relation to 3Q01. It was also affected by the accounting revision of expenses related with technology and miscellaneous support, which up to 2001 were classified as COGS but as from 1Q02 were classified as administrative expenses (see "administrative and selling expenses")

The main reason for the increase in gross margin was the impact of the exchange variation between the date of purchase of the components and raw materials, generally imported and dollar-denominated, and the corresponding delivery date of the aircraft. In 3Q02 the real devalued by 36.9% against the dollar, whilst in 3Q01 the devaluation was 15.9%.

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                                       3

[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
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Administrative and Selling Expenses
-----------------------------------

Administrative and selling expenses were R$ 294.6 million in 3Q02, 39.1% higher than the R$ 211.8 million recorded in 3Q01.

Selling expenses increased by 17.7% from R$157.4 million in 3Q01 to R$185.2 million in the same period of 2002. This increase was a result of the increase in product warranty from R$20.5 million in 3Q01 to R$33.5 million in 3Q02. This increase was due to the devaluation of the real against the dollar, since the expense is paid in dollars. A provision for incurred but not yet reported (IBNR) losses for the financial guarantees provided by Embraer to its customers in the amount of R$ 13.3 million are also included in this line item. (See "recent events").

Administrative expenses in 3Q02 totaled R$109.4 million, corresponding to a 101.1% increase compared with R$54.4 million for the same period of the prior year. The increase in administrative expenses is a consequence of revising the classification of certain expenses that up to 2001 were included as the cost of goods sold, and as from 1Q02 were classified as administrative expenses. In 3Q02 this revision represented an additional R$24.7 million, referring to expenses related with information technology and various kinds of support. There was also an increase in outsourced services from R$7.6 million in 3Q01 to R$17.0 million in 3Q02. Other administrative expenses increased from R$1.9 million in 3Q01 to R$18.1 million in 3Q02, principally as a result of the structuring expenses of Embraer Aircraft Holding Inc. - EAH, created in January 2002.

Consolidated administrative and selling expenses include the expenses of subsidiaries located abroad. In addition to the factors mentioned above, these expenses were also affected by the currency devaluation of 45.8% when comparing 3Q01 with 3Q02.

Other Operating Income (Expenses), net
--------------------------------------

Other net operating expenses were R$37.2 million in 3Q02, compared to an expense of R$ 41.0 million in the same period of the prior year. Other operating income increased from R$10.8 million to R$32.4 million. This increase was a result of income obtained from insurance claims and reimbursement of expenses.
The increase in other operating income was offset by the increase in other operating expenses from R$ 51.8 million in 3Q01 to R$69.6 million in 3Q02. This increase was due to additional expenditure on preliminary development studies for projects related with the new Embraer jet family and also an increase in training and professional development expenses.

Profit-sharing
--------------

The Profit-sharing Program is linked to the action plan and meeting operational goals, in addition to dividends paid to Embraer shareholders. The provision of R$16.6 million made in 3Q02 was based on the distribution of interest on shareholders' equity during the period and is subject to the above-mentioned criteria.

Income from Operations
----------------------

In 3Q02, the income from operations before financial income (expenses) including employee profit sharing and equity in unconsolidated subsidiary was R$628.2 million,

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                                       4
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[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
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2.2% higher than the R$614.7 million in the equivalent period of 2001. As a result, Embraer achieved operating margins of 31.8% in 3Q02 and 31.2% in 3Q01.

EBITDA
------

Earnings before interest, taxes, depreciation and amortization in 3Q02 were R$675.9 million, representing a 34.2% margin on net sales compared with R$659.1 million for 3Q01 and an EBITDA margin of 33.4%.

The increase in the EBITDA margin in 3Q02 compared with the equivalent period of the prior year is a consequence of the increased gross margin during the period.

Financial Income (Expenses), net
--------------------------------

In 3Q02, Embraer's net financial income was R$52.3 million, without considering the distribution of interest on shareholders' equity to company shareholders and monetary and exchange variations, which were 12.7% lower than the income of R$59.9 million obtained in 3Q01, principally as a result of financial structuring expenses, which increased from R$0.1 million in 3Q01 to R$7.4 million in 3Q02. The increases in financial structuring expenses were compensated by a reduction in interest and commissions on financing, which fell from R$34.6 million in 3Q01 to R$26.8 million in 3Q02.

Net monetary and exchange variations increased from an expense of R$315.9 million in 3Q01 to an expense of R$465.2 million in the equivalent period of 2002. This result is due to a 36.9% devaluation in 3Q02 compared with a devaluation of 15.9% in 3Q01.

Non-operating Income (Expense), net
-----------------------------------

In 3Q02, net non-operating expenses totaled R$1.5 million compared with an expense of R$23.0 million in 3Q01. This reduction occurred because in 3Q01 Embraer made a provision of R$18.9 million for the write-off of deferred charges on investments made to develop and produce the tanks, fuel systems and landing gear of the S-92 Helibus helicopter developed by Sikorsky.

Income Tax
----------

In 3Q02, the provision for income tax and social contribution, net of deferred income tax, totaled R$24.6 million, compared with R$82.6 million registered in the equivalent period of the prior year. This reduction occurred as a result of recognizing a credit of R$59.5 million in 3Q02, due to the effect of the currency devaluation on the balance of deferred income tax and social contribution related with temporary differences.

Net Income
----------

Finally, Embraer's net income in 3Q02 of R$187.8 million was lower than net income for the equivalent period of 2001 of R$252.5 million. The net margin in 3Q02 was 9.5%, compared with the 12.8% margin obtained in the equivalent period of 2001.

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                                       5

[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
--------------------------------------------------------------------------------
Financial Management
--------------------------------------------------------------------------------

On September 30, 2002, Embraer's cash and cash equivalents were R$2,961.2 million. On the same date indebtedness totaled R$2,115.3. Therefore the company had a net cash position of R$845.9 million.



------------------------------  --------------------  -------------------
Balance Sheet                          June 30,           September 30,
and other data                           2002                  2002
------------------------------  --------------------  -------------------
                                                  In R$ million
Cash and cash equivalents                   2,537.9              2,961.2
Accounts receivable - total                   567.5              1,052.7
Inventories                                 2,467.7              2,767.8
Total assets                                8,330.5             10,606.7
Bank debt                                   1,514.7              2,115.3
Total liabilities                           8,330.5             10,606.7
Net cash (debt)                             1,023.2                845.9
Shareholders' equity                        2.686.8              2,811.5
------------------------------  --------------------  -------------------

Indebtedness
------------

During the last year the company extended its indebtedness profile and as a result on September 30, 2002, 54.5% of total Embraer indebtedness was related to long-term financing, compared with 40.5% at the end of 2Q02 and 38.5% in 1Q02.

-----------------------------------------------------------------------
   Maturity Schedule         June 30,2002        September 30, 2002
------------------------- -------------------- ------------------------
                                          R$ thousand
2003                                  139,214                  129,836
2004                                  260,545                  344,046
2005                                  121,810                  238,383
2006                                   89,986                  201,325
2007 to 2009                            1,246                  239,800
-----------------------------------------------------------------------
Total Long-term                       612,801                1,153,390
-----------------------------------------------------------------------


Embraer has decided to swap its Japanese yen and US dollar denominated debt to R$-related interbank interest rates (CDI). Therefore, out of the total foreign currency indebtedness of R$2,025.3 million, 51.9% or R$ 1,050.3 million is indexed in R$ (CDI). Considering the conversion of these debts into R$, of the total company indebtedness of R$ 2,115.3 million, 46.1% or R$ 975.0 million refers to foreign currency borrowing with a weighted average cost of 5.0% per annum. The remaining R$ 1,140.3 million, equivalent to 53.9% of the total debt, is financed in Brazilian currency at an average weighted interest rate of 15.5% per annum, equivalent to 86.8% of the CDI.

Cash
----

Since the company has more than 97% of revenues denominated in US dollars and a firm order backlog of US$9.6 billion, Embraer has a natural hedge for its operations.

Of the total cash and cash equivalents balance of R$2,961.2 million, 68.0% comprises investments in reais and the remaining 32.0% in foreign currency, primarily in US dollars. The Embraer cash investment strategy is based on prospects of future investments, which are mostly denominated in Reais.

The cash balance does not include the net balance of R$130.5 million for the net hedge provision as of September 30, 2002.

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                                       6

[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
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Accounts Receivable and Inventories
-----------------------------------

Total accounts receivable increased from R$567.5 million on June 30, 2002 to R$1,052.7 million on September 30, 2002. This increase is due to the bridge loans obtained to finance six aircraft delivered during the quarter.

Inventories increased from R$2,467.7 million on June 30 to R$2,767.8 million on September 30. This increase was related with the development of the EMBRAER 170, which currently has six prototypes carrying out the flight certification campaign, in addition to the effect of the currency devaluation on raw materials inventories at subsidiaries located abroad and new materials purchases made at a higher exchange rate during the quarter.

--------------------------------------------------------------------------------
Investments in R&D Development (R&D)
--------------------------------------------------------------------------------

Research and Development (R&D)
------------------------------

In 3Q02 R$ 108.3 million was invested, totaling R$ 208.4 million invested in the first nine months of this year on the development of new products, principally development of the new EMBRAER 170/190 jet family, and also on the maintenance and improvement of existing models. Total investments during 2002 remained practically stable compared with the total invested in the first nine months of 2001 of R$201.0 million.

Productivity and Improvements in Industrial Capacity
----------------------------------------------------

$ 43.7 million was invested in 3Q02, totaling R$ 141.3 million invested in the first nine months of the year, in improving the company's industrial capacity, including improvements and modernization of industrial and engineering processes, machinery and equipment. Total investments made during 2002 were 22.5% lower when compared with the total invested during the first nine months of 2001 of R$174.1 million.

--------------------------------------------------------------------------------
Supplementary Information in US GAAP
--------------------------------------------------------------------------------

Also on this date Embraer disclosed the 3Q02 results in accordance with generally accepted accounting principals in the United States (US GAAP). We present below selected consolidated results in accordance with US GAAP in US$.

Net revenues in 3Q02 totaled US$ 580.6 million and gross profit returned was US$
228.1 million with a gross margin of 39.3%. The operating profit for the period totaled US$111.0 million, with an operating margin of 19.1%. The EBITDA for the period was US$125.2 million and the EBITDA margin 21.6%. Pre-tax income was US$
105.6 million (18.2% of net revenues). Income tax and social charges totaled US$
64.7 million, representing an effective rate of 61.3%. The net loss for the period totaled US$ 40.6 million (7.0% of net revenues).

--------------------------------------------------------------------------------
New Orders and Backlog
--------------------------------------------------------------------------------

Commercial Aviation Market
--------------------------

At the end of 3Q02, orders for commercial aircraft totaled 989, comprising a firm order backlog of commercial products with a balance of 402 aircraft to be delivered, which reflects a healthy demand for the Company's current models and new products. The

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                                       7

[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
--------------------------------------------------------------------------------

total of options were 555 units resulting in a total of 1,544 aircraft ordered since the initiation of the ERJ jet family program.

ERJ 135/140/145 Jet Family

The family of 37, 44 and 50 seat regional jets comprises the ERJ 135/140/145 models respectively. The commonality ratio, of approximately 96%, between models, enables the same ground support equipment to be used by customers operating the aircraft, as well as the same pilot certification and standardized maintenance procedures, providing customers with significant operating and maintenance efficiencies.

The extra long-range version of the highly successful ERJ 145 regional jet family, ERJ 145 XR, was granted its certificate of airworthiness by the CTA-Centro Tecnico Aeroespacial (Aerospace Technical Center) on September 3, 2002. Federal Aviation Administration (FAA) certification for the aircraft was granted on October 22, 2002, for US operation.

The ERJ 145 XR has 99% commonality of structure, parts and systems with the other aircraft in the ERJ 145/135/140 family. It also features the latest improvements introduced to the ERJ 145/135/140 family as a result of the operational experience gained in more than four years of airline operations worldwide. Enhanced performance capability of the ERJ 145 XR includes a 2,000 nautical mile range, maximum takeoff weight of 53,130 pounds, and improved, twin Rolls-Royce AE3007A1E engines with an additional 7% of take-off thrust.

The launch customer of the ERJ 145 XR, ExpressJet Airlines (formerly Continental Express), already received 8 aircraft immediately after certification. ExpressJet will take delivery of the first 18 aircraft this year and will begin service with the new model in early November. ExpressJet holds a total of 104 firm orders and 100 purchase options for the ERJ 145 XR. Currently the carrier operates 30 ERJ 135 and 140 ERJ 145.

At the end of the 3rd quarter of 2002 the order backlog for the ERJ 135/140/145 family for the regional market totaled 877 firm orders, of which 587 have been delivered, and 353 options. These amounts include cancellations from an African customer, which occurred during this quarter.

The New Family of EMBRAER 170/190 Jets

The 70 seat capacity EMBRAER 170, and the 98 and 108 seat capacity EMBRAER 190 and 195 were launched in June of 1999. Also the 78 seat capacity EMBRAER 175 was officially launched on October 29, 2001 during the rollout ceremony of the EMBRAER 170.

Six pre-series EMBRAER 170 aircraft are taking part in an aggressive development and certification program. The first EMBRAER 170 recorded its maiden flight on February 19 of this year, only 32 months after the official launching of the EMBRAER 170/190 program in June of 1999. Less than five months later another four aircraft have made their maiden flights. The development and certification program is being developed using six test aircraft and two structural test rigs. Embraer envisions the certification of the aircraft by the end of 2Q03, followed by delivery of the first aircraft to the launch customer SWISS, from Switzerland.

Even before the maiden flight of the EMBRAER 170 prototype, Embraer had already accumulated 112 firm orders and 202 purchase options for this new jet family, ordered by important international airlines and leasing operators.

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                                       8

[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
--------------------------------------------------------------------------------

Corporate Aviation Market
-------------------------

The Legacy is a corporate jet developed based on the successful ERJ 135 regional jet platform. Launched on July 26, 2000 at the Farnborough Air Show in England, the Legacy is available in executive, corporate and authority transport versions. The Legacy received official certification from the CTA - Centro Tecnico Aeroespacial (Aerospace Technical Center) on December 10, 2001, on July 5, 2002 from the Joint Aviation Authorities (JAA) and on August 23, 2002 from the Federal Aviation Administration (FAA).

During 3Q02, Embraer received two new firm orders for the Legacy from two US customers.

The Corporate Aviation order backlog reached a total of 164 aircraft at September 30, 2002, consisting of 73 firm orders and 91 options, of which 10 aircraft have been delivered.

Aircraft Ordered during the Period:

--------------------------------------------------------------------------------
Firm
Orders                      3Q01        4Q01       1Q02        2Q02       3Q02
--------------------------------------------------------------------------------

Commercial
    ERJ 135/140              22          8           -          15          -
    ERJ 145                   1          -           -          7           -
    EMBRAER 170               2          -           -          -           -

Corporate & Defense
    Legacy/EMB 135           13          25          -          1           2

--------------------------------------------------------------------------------
Total                        38          33          -          23          2
--------------------------------------------------------------------------------

Defense Market
--------------

On June 24, 2002 the Brazilian Civil Aviation Authority issued Supplemental Type Certificates (STC) for the R-99A and R-99B aircraft manufactured by Embraer for the Brazilian Air Force (FAB). Both models are part of the Amazon Surveillance System (SIVAM) project.

One month after certification of these aircraft, Embraer delivered the first three aircraft that will be part of the Sivam, to FAB. The aircraft, two EMB 145 SA (AEW&C - Airborne Early Warning and Control) and one EMB 145 RS (Remote Sensing) models are part of a total order of eight aircraft to be delivered up to the third quarter of 2003 for the SIVAM Program, of which five will be EMB 145 SA and three will be EMB 145 RS type.

The aircraft from Embraer are a fundamental part of the SIVAM Program that will provide precision surveillance and monitoring of some 5.2 million square kilometers of the Amazon. The EMB 145 SA, dubbed the R 99-A by FAB, will be responsible for performing air surveillance missions and monitoring air traffic, even aircraft flying at very low altitudes. It is equipped with the state-of-the-art Ericsson Erieye Radar.

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                                       9

[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
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The EMB 145 RS, called the R 99-B by FAB, will perform data collection on the ground characteristics and this information will benefit the areas of bio mass analysis and exploitation, providing full monitoring of any ground and river movement within the Amazon. Its sophisticated array of sensors, including a modern SAR (Synthetic Aperture Radar), Multi-Spectral Scanner and Forward Looking Infra Red, allows for perfect and complete monitoring, even under the dense vegetation of the forest.

In addition to the surveillance aircraft, SIVAM will also employ the ALX turboprop, a lightweight training and attack aircraft. One of the advantages of the new model, based on the Tucano, is that, even without its own radar system, it can be monitored by the EMB 145 AEW&C and allows these turboprops to intercept unauthorized aircraft. The FAB has already ordered 76 Super Tucano aircraft, and has options to purchase an additional 33. Embraer will begin delivery of the ALX to FAB at the end of 2003.

Backlog
-------

The Embraer firm order backlog at the end of the 3rd Quarter of 2002 was US$ 9.6 billion, which together with options, reached US$ 22.6 billion. The following chart shows the order backlog at the end of each quarter:


                                [OBJECT OMITTED]

                                Firm orders in backlog
                                      US$ billion

                                  3Q01    4Q01    1Q02   2Q02   3Q02
--------------------------------------------------------------------
Firm order backlog                11.2    10.7    10.3   10.1    9.6
Options                           12.7    12.7    12.8   13.7   13.0
--------------------------------------------------------------------
Total                             23.9    23.4    23.1   23.8   22.6

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Investor Relations
--------------------------------------------------------------------------------

In 3Q02, the Embraer preferred stock depreciated by 13.3%, reaching a value per share of R$ 13.00 on September 30, 2002. During the same period the average daily volume traded on the Sao Paulo Stock Exchange (BOVESPA) was R$ 9.7 million. The common stock depreciated by 15.3% in the quarter, and closed the quarter with a value of R$ 11.75 per share and an average daily trading volume of R$ 2.2 million. In the same period the Ibovespa index fell by 22.6%.

The ADSs trading on the New York Stock Exchange (NYSE) fell by 37.8% during the quarter and were quoted at US$ 13.3 per ADS at the end of the quarter. The average daily trading volume for the period totaled 315 thousand ADSs, equivalent to a financial volume of US$ 5.5 million. In the same period, the Dow Jones index fell by 17.9%

The Board of Directors of the company approved the distribution of interest on shareholders' equity for the 3rd quarter totaling R$ 66.3 million.

--------------------------------------------------------------------------------

[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
--------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------
      Dividends & Interest on          Date of             Total             Value per share in R$
       Shareholders' Equity                           (In thousands)
              In 2002                Distribution           R$              Common        Preferred
----------------------------------------------------------------------------------------------------
Interest - 1st  Quarter                03/19/02               58,910       0.07777          0.08554
Interest - 2nd Quarter                 06/14/02               59,530       0.07859          0.08644
Interest - 3rd  Quarter                09/13/02               66,300       0.08740          0.09613
----------------------------------------------------------------------------------------------------
TOTAL                                     -                  184,740       0.24376          0.26811
----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Recent Events
--------------------------------------------------------------------------------

ERJ 145 XR Certification:
-------------------------

Please see new orders and Backlog - ERJ 135/140/145 Jet Family.

New ERJs to be Flown for Delta Connection on Florida Routes
-----------------------------------------------------------

On October 22, 2002, Embraer delivered to Chautauqua Airlines the first ERJ 145 aircraft from a firm order of 22 jets (fifteen ERJ 135s and seven ERJ 145s) ordered in June 2002. The event took place at Embraer's headquarters in Sao Jose dos Campos, Brazil. This delivery was a result of the agreement between Delta Air Lines and Chautauqua Airlines, in which Chautauqua will fly ERJs in Florida under the Delta Connection brand.

Financial Support for Sales
---------------------------

According to existing sales contracts, Embraer may have to repurchase a number of our aircraft. The price per aircraft of any required repurchase is less than the original purchase price of the aircraft. However, in some cases, the price per aircraft is higher than our current estimate of the market value of the relevant aircraft type in future years (based on internal and external aircraft valuations, including information developed from the sales of similar aircraft in the secondary market). If we are required to repurchase all of the relevant aircraft under our repurchase obligation, which covers the period from 2003 to 2007, we could be required to pay up to approximately US$500 million for these aircraft. Based on our current estimates and these third-party appraisals, we believe that we could sell most repurchased aircraft in the market for a price at least equal to the repurchase price.

At September 30, 2002, approximately 4.2% of our firm orders for regional jets, including aircraft that have already been delivered, were subject to trade-in options. These options provide that the repurchase price can be applied to the price of an upgraded model or any of our other aircraft. The repurchase price is determined in the

--------------------------------------------------------------------------------

[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
--------------------------------------------------------------------------------

manner discussed above for regional jets and as a percentage of original purchase price for our corporate jets. Based on the Company's current estimates and third-party appraisals, management believes that any potential aircraft accepted under trade-in could be sold in the market without material gain or loss.

The Company has also guaranteed directly or indirectly a minimum residual value for some of its aircraft, including aircraft that have already been delivered. These guarantees run in favor of certain customers or providers of financing to customers. In accordance with the Company policy and based on third-party appraisals, this guaranteed minimum residual value does not exceed the appraisal value of each aircraft delivered on the date of sale. The value of the guarantee typically ranges from 18% to 25% of the sales price in the 10th to 15th year after the year of delivery. In light of the volatility the of the airline industry and resulting impact on the credit risk of airlines and our current estimate of future market value of aircraft, the Company recorded a provision of R$ 13.3 million to cover its current estimated exposure of the financial guarantees related to the aircraft delivered through September 30, 2002. The Company may be required to add to this provision as we reassess our estimated exposure on a quarterly basis.

Faced with the current economic climate in the airline industry and a deterioration in the credit risks of airlines, Embraer has created two dedicated and specialized teams: one to manage its exposure under these various repurchase and guarantee obligations and the other to manage any repurchased aircraft and provide financial assistance to potential buyers of these aircraft.

Each of these specialized teams will operate under newly created subsidiaries. Embraer Spain Holding Co. SL - ESH was incorporated in Spain, which in turn formed ECC Investment Switzerland, AG and ECC Leasing Co., Ltd. ECC Investment then formed ECC Insurance and Financial Co. Ltd, a captive insurance company that insures Embraer's financial guarantees for clients or financial agents on aircraft sales structures. Also as a subsidiary of ESH, on September 18, the ECC Leasing Co. Ltd. was formed for the commercialization of used aircraft received as trade-in or put options/walk-aways obligations.

For additional information please contact:
Embraer - Empresa Brasileira de Aeronautica S/A

Anna Cecilia Bettencourt
(55 12) 3927 1216
acecilia@embraer.com.br
-----------------------

Gustavo Poppe
(55 12) 3927 1106
gustavo.poppe@embraer.com.br

Milene Petrelluzzi
(12) 3927 3054
milene.petrelluzzi@embraer.com.br
---------------------------------

--------------------------------------------------------------------------------

[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
This document includes forward-looking statements or statements about events or circumstances which have not occurred. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting our business and our future financial performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: general economic, political and business conditions, both in Brazil and in our market; expectations of trends in the industry; our investment plans; our capacity to develop and deliver products on the previously agreed dates; and existing and future government regulations.

The words "believes," "may," "will," "estimates," "continues," "anticipates," "intends," "expects" and similar words are intended to identify forward-looking statements. We undertake no obligations to update publicly or revise any forward-looking statements because of new information, future events or other factors. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur. Our actual results could differ substantially from those anticipated in our forward-looking statements.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
--------------------------------------------------------------------------------

                 EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S.A

                  CONSOLIDATED BALANCE SHEETS - CORPORATE LAW

                               (In thousands R$)


                        ASSETS
                                                        As of September 30,         As of June 30,
                                                        ------------------------------------------
                                                              2002                     2002
                                                        ------------------------------------------
                                                             Unaudited                 Unadited
CURRENT ASSETS
  Cash and cash equivalent                                    2,961,239                2,537,912
  Trade accounts receivables                                    878,319                  449,750
  Allowance for doubtfull accounts                              (96,674)                 (71,019)
  Recoverable taxes                                              39,818                   36,825
  Deferred income                                               345,446                  253,416
  Other receivables                                             909,962                  497,259
  Inventories                                                 2,767,803                2,467,715
  Prepaid expenses                                               72,365                   44,037
                                                        ------------------------------------------
Total Current Assets                                          7,878,278                6,215,895
                                                        ------------------------------------------
NON CURRENT ASSETS
  Trade accounts receivables                                    174,384                  117,768
  Recoverable taxes                                               3,894                    3,259
  Compulsory loans, guarantee and other deposits                611,667                  366,413
  Other receivables                                              48,912                   15,228
  Deferred income taxes                                         155,887                  141,098
  Prepaid expenses                                               67,447                   53,402
  Assets available for sale                                     121,461                   53,879
                                                        ------------------------------------------
Total Non Current Assets                                      1,183,652                  751,047
                                                        ------------------------------------------

PERMANENT ASSETS
  Investments                                                    18,059                   12,639
  Property, plant & equipment                                   873,552                  799,815
  Deferred charges                                              653,147                  551,079
                                                        ------------------------------------------
Total Permanent Assets                                        1,544,758                1,363,533
                                                        ------------------------------------------
TOTAL ASSETS                                                 10,606,688                8,330,475
                                                        ------------------------------------------

--------------------------------------------------------------------------------

[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
--------------------------------------------------------------------------------

                 EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S.A

                  CONSOLIDATED BALANCE SHEETS - CORPORATE LAW

                               (In thousands R$)


                LIABILITIES AND SHAREHOLDER'S EQUITY
                                                        As of September 30,         As of June 30,
                                                        ------------------------------------------
                                                              2002                     2002
                                                        ------------------------------------------
                                                           Unaudited                 Unadited

NON CURRENT LIABILITIES
  Loans                                                       961,921                 901,933
  Suppliers                                                 1,194,269                 778,783
  Accounts payable                                            202,469                 117,045
  Customer's advances                                       1,306,145               1,006,068
  Taxes and social charges payable                            550,867                 468,446
  Accrued taxes on income                                      98,519                  49,688
  Dealers and sales agent                                       2,074                   1,613
  Accrued liabilities                                         847,120                 574,348
  Dividends                                                       103                     377
  Interest on Capital                                          28,255                  53,682
  Deferred income tax                                           8,528                   4,587
                                                        ------------------------------------------
Total Current Liabilities                                   5,200,270               3,956,570
                                                        ------------------------------------------
LONG TERM LIABILITIES
  Loans                                                     1,153,390                 612,801
  Accounts payable                                            920,450                 669,707
  Customer's advances                                         390,289                 274,990
  Long term portion of refinance taxes                         46,224                  48,083
  Accrued liabilities                                          26,534                  24,864
  Deferred income tax                                          35,329                  34,976
                                                        ------------------------------------------
Total Long Term Liabilities                                 2,572,216               1,665,421
                                                        ------------------------------------------
MINORITY INTEREST                                              22,656                  21,676
                                                        ------------------------------------------
SHAREHOLDER'S EQUITY
  Capital                                                   1,647,283               1,646,827
  Capital reserve                                             126,123                 123,295
  Legal reserve                                               118,060                 118,060
  Statutory reserve                                           574,246                 574,246
  Retained earnings                                           345,834                 224,380
                                                        ------------------------------------------
Total Shareholder's Equity                                  2,811,546               2,686,808
                                                        ------------------------------------------
TOTAL LIABILITIES                                          10,606,688               8,330,475
                                                        ------------------------------------------

--------------------------------------------------------------------------------

[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
--------------------------------------------------------------------------------

                EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S.A.

               CONSOLIDATED STATEMENTS OF INCOME - CORPORATE LAW

                               (In thousands R$)

                                              ------------------------------------------------------------------
                                                   Three months ended                   Nine months ended
                                                      September 30,                        SePtember 30,
                                              ------------------------------------------------------------------
                                                 2001            2002                 2001              2002
                                              ------------------------------------------------------------------
                                                      Unaudited                              Unaudited
SALES
  Gross Sales
    Domestic market                                53,281         57,124              127,884           146,216
    Foreign market                              1,923,913      1,948,332            5,371,516         4,776,840
    Sales deductions                               (6,561)       (29,279)             (85,678)          (62,445)
                                              ------------------------------------------------------------------
NET SALES                                       1,970,633      1,976,177            5,413,722         4,860,611
                                              ------------------------------------------------------------------

COST OF SALES                                  (1,100,702)    (1,000,448)          (3,078,025)       (2,732,018)
                                              ------------------------------------------------------------------
GROSS PROFIT                                      869,931        975,729            2,335,697         2,128,593
                                              ------------------------------------------------------------------
OPERATING INCOME (EXPENSES)
  Aministrative                                   (54,409)      (109,398)            (158,137)         (254,479)
  Selling                                        (157,426)      (185,158)            (408,331)         (422,287)
  Other expenses, net                             (40,959)       (37,218)             (75,571)         (126,424)
  Equity in unconsolidated subsidiary                 107            843                  476             1,090
  Profit sharing                                   (2,564)       (16,596)             (61,140)          (47,299)

INCOME FROM OPERATIONS BEFORE                 ------------------------------------------------------------------
  FINANCIAL INCOME (EXPENSES)                     614,680        628,202            1,632,994         1,279,194
                                              ------------------------------------------------------------------
FINANCIAL INCOME (EXPENSES)
  Interest expense                                (48,320)       (55,818)            (122,969)         (151,818)
  Interest income                                 108,253        108,141              285,281           215,643
  Monetary & exchange variations, net            (315,876)      (465,195)            (626,217)         (683,168)


INCOME FROM OPERATIONS AFTER                  ------------------------------------------------------------------
  FINANCIAL INCOME (EXPENSES)                     358,737        215,330            1,169,089           659,851
                                              ------------------------------------------------------------------
NON OPERATING INCOME (EXPENSE), NET               (22,967)        (1,490)             (33,055)           (3,197)
                                              ------------------------------------------------------------------
INCOME BEFORE TAX                                 335,770        213,840            1,136,034           656,654
                                              ------------------------------------------------------------------
INCOME TAX & SOCIAL CONTRIBUTION                  (82,578)       (24,580)            (323,327)         (121,428)
                                              ------------------------------------------------------------------
INCOME AFTER TAX                                  253,192        189,260              812,707           535,226
                                              ------------------------------------------------------------------
MINORITY INTEREST                                    (720)        (1,506)              (3,110)           (4,652)
                                              ------------------------------------------------------------------
NET INCOME                                        252,472        187,754              809,597           530,574
                                              ------------------------------------------------------------------
TOTAL SHARES OUTSTANDING AT PERIOD END        621,312,874    711,722,224          621,312,874       711,722,224

EARNINGS PER SHARE AT THE END                 ------------------------------------------------------------------
OF EACH PERIOD (in R$)                            0.40635        0.26380              1.30304           0.74548
                                              ------------------------------------------------------------------

--------------------------------------------------------------------------------

[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
--------------------------------------------------------------------------------

                EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S.A.

              CONSOLIDATED STATEMENTS OF CASH FLOW - CORPORATE LAW

                               (In thousands R$)

                                             ---------------------------------------------------------------------
                                             Three months ended September 30,      Nine months ended September 30,
                                                   2001                2002              2001          2002
                                             ---------------------------------------------------------------------
                                                           Unaudited                             Unaudited
OPERATING ACTIVIT IES
Net income                                        252,472            187,754           809,597        530,574
Non cash Items                                          -                  -
Depreciation and amortization                      44,374             47,637           136,521        128,160
Allowance for doubtfull accounts                   12,616             25,656            25,541         41,543
Provision for inventories (obsolescence)            1,650             17,254             9,279         58,132
Gain (loss) on permanent asset disposals              495              1,451               125          6,958
Write off of deferred charges                      18,713              2,295            18,980          3,856
Write off of deferred income                          (28)                 -               (36)             -
Provision forlosses                                10,425                 30            27,891          3,337
Deferred income and social contribution
taxes                                             (25,055)          (102,525)           (2,513)      (145,512)
Interest on loans, tax installments and
debentures                                         24,132             13,421            61,349         51,134
Reserve for (reversal of) contingencies                 -                848               201            844
Monetary and exchange variations, net             209,202            362,470           326,718        638,651
Translation adjustments on consolidated
foreign investments                               (39,051)          (108,398)          (65,806)      (160,349)
Equity in unconsolidated subsidiary                  (107)              (844)             (476)        (1,091)
Minority interest                                     720              1,506             3,110          4,652
                                               ----------           --------        ----------        -------

Total operating activities                        510,558            448,554         1,350,481      1,160,889

CHANGES IN CURRENT ASSETS AND LIABILIT IES
Accounts receivables                           (1,020,291)          (428,569)       (1,474,117)       563,001
Inventories                                      (489,953)          (317,341)       (1,136,171)      (454,840)
Prepaid expenses                                  (16,950)           (28,328)          (18,513)       (16,379)
Deferred and recoverable taxes                      1,652             (2,993)          (27,228)        (3,839)
Other receivables                                 (52,059)          (412,703)          (65,902)      (774,376)
Suppliers                                         148,138            415,485           694,075        578,553
Taxes and social charges payable                  (22,239)            48,832             6,774        (13,773)
Accrued Iiabiilities                               34,811            272,773           132,039        335,095
Customer's advances                               331,725            300,077           407,819        424,386
Taxes payable                                      40,825            104,599            89,941        271,814
Other                                              19,541             85,885            42,255         58,965
                                               ----------           --------        ----------        -------
Total changes in current assets and
  liabilities                                  (1,024,800)            37,715        (1,349,028)       968,607

--------------------------------------------------------------------------------

[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
--------------------------------------------------------------------------------

                EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S.A.

              CONSOLIDATED STATEMENTS OF CASH FLOW - CORPORATE LAW

                               (In thousands R$)

                                             ---------------------------------------------------------------------
                                             Three months ended September 30,      Nine months ended September 30,
                                                   2001                2002              2001          2002
                                             ---------------------------------------------------------------------
                                                           Unaudited                             Unaudited
CHANGES IN NON CURRENT ASSETS AND LIABILIT
IES
Accounts receivables                              (49,759)          (56,616)         (67,605)          (57,277)
Recoverable taxes                                  (6,537)             (635)          (2,937)            2,074
Other receivables                                  (3,800)          267,378            7,184           354,353
Assets for sale                                         -           (67,582)               -          (121,461)
Prepaid expenses                                        -           (14,045)               -           (50,890)
Accounts payable                                   57,019            89,618          108,601           175,117
Customer's advances                              (160,322)          115,299           50,089           142,948
Accrued liabilities                                    55               822              (90)              705
Taxes payable                                      (1,096)           (2,204)          (3,296)           (4,466)
Minority interest                                     158              (526)             617            (1,648)
                                               ----------        ----------       ----------        ----------
Total changes In non current assets and
  liabilities                                    (164,282)          331,509           92,563           439,455

Net cash provided by operating activities        (678,524)          817,781           94,016         2,568,951
                                               ----------        ----------       ----------        ----------

INVESTING ACTIVITIES
Sale of property, plant and equipment                (174)             (628)             698               327
Compulsory loans                                   (2,537)         (245,255)          (5,394)         (306,025)
Additions to property, plant and equipment        (65,532)          (43,694)        (174,080)         (141,269)
Additions to deferred charges                     (75,029)         (118,984)        (200,972)         (241,835)
Additions to investments                             (697)                -           (1,647)           (1,014)
                                               ----------        ----------       ----------        ----------
Net cash used in investing activities            (143,969)         (408,561)        (381,395)         (689,816)
                                               ----------        ----------       ----------        ----------

FINANCING ACTIVITIES
Loans repaid                                     (660,560)         (542,255)      (2,047,068)       (2,002,315)
New loans obtained                              1,095,493           627,865        2,728,702         1,428,319
Payment of refinanced taxes                        (1,134)          (20,705)          (3,377)          (23,016)
Guarantee deposits                                (14,807)         (120,377)         (36,063)         (124,708)
Dividends and interest on capital paid           (164,903)          (92,001)        (353,210)         (309,991)
Grant for investments from risk sharing
partners                                           16,555           161,125           33,806           373,252
Capital increase                                        -               456            3,058             1,445
Debentures paid                                         -                 -           (3,108)                -
                                               ----------        ----------       ----------        ----------
Net cash provided (used In) financing
  activities                                      270,644            14,108          322,740          (657,014)
                                               ----------        ----------       ----------        ----------

Net Increase In cash and cash equivalents        (551,849)          423,328           35,361         1,222,121

Cash and cash equivalents, beginning of the
  period                                        2,912,789         2,537,911        2,325,579         1,739,118
                                               ----------        ----------       ----------        ----------
Cash and cash equivalents, end of the period    2,360,940         2,961,239        2,360,940         2,961,239
                                               ==========        ==========       ==========        ==========

--------------------------------------------------------------------------------

[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
--------------------------------------------------------------------------------

                 EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S.A

                        BACKLOG AS OF SEPTEMBER 30, 2002

- ERJ 145:
----------------------------------------------------------------------------------------------------

             Customer                 Country        Firm       Option     Deliveries  Firm Order
                                                                                         Backlog
----------------------------------------------------------------------------------------------------
Air Caraibes                       Guadalupe          2            0           2            0
----------------------------------------------------------------------------------------------------
Air Moldova                        Moldavia           0            2           0            0
----------------------------------------------------------------------------------------------------
Alitalia                           Italy              14           7           9            5
----------------------------------------------------------------------------------------------------
American Eagle                     USA                56          17           56           0
----------------------------------------------------------------------------------------------------
Axon Airlines                      Greece             3            0           3            0
----------------------------------------------------------------------------------------------------
British Midland                    UK                 11           5           9            2
----------------------------------------------------------------------------------------------------
British Regional                   UK                 23           3           23           0
----------------------------------------------------------------------------------------------------
Brymon                             UK                 7           14           7            0
----------------------------------------------------------------------------------------------------
Cirrus                             Germany            1            0           1            0
----------------------------------------------------------------------------------------------------
Continental Express                USA               245          100         141          104
----------------------------------------------------------------------------------------------------
Swiss                              Switzerland        25          15           25           0
----------------------------------------------------------------------------------------------------
ERA                                Spain              2            0           2            0
----------------------------------------------------------------------------------------------------
KLM Exel                           Netherlands        2            2           2            0
----------------------------------------------------------------------------------------------------
LOT                                Poland             16           0           14           2
----------------------------------------------------------------------------------------------------
Luxair                             Luxembourg         9            2           9            0
----------------------------------------------------------------------------------------------------
Mesa                               USA                36          45           32           4
----------------------------------------------------------------------------------------------------
Portugalia                         Portugal           8            0           8            0
----------------------------------------------------------------------------------------------------
Proteus                            France             18           8           11           7
----------------------------------------------------------------------------------------------------
Regional Airlines                  France             17           0           14           3
----------------------------------------------------------------------------------------------------
Rheintalflug                       Austria            4            4           3            1
----------------------------------------------------------------------------------------------------
Rio-Sul                            Brazil             16           0           16           0
----------------------------------------------------------------------------------------------------
Sichuan Airlines                   China              5            0           5            0
----------------------------------------------------------------------------------------------------
Skyways AB                         Sweden             4           11           4            0
----------------------------------------------------------------------------------------------------
Trans States                       USA                12           0           12           0
----------------------------------------------------------------------------------------------------
Wexford                            USA                45          67           38           7
----------------------------------------------------------------------------------------------------
Total                                                581          302         446          135
----------------------------------------------------------------------------------------------------

- ERJ 135:
----------------------------------------------------------------------------------------------------

             Customer                 Country        Firm       Option     Deliveries  Firm Order
                                                                                         Backlog
----------------------------------------------------------------------------------------------------
American Eagle                     USA                40           0           40           0
----------------------------------------------------------------------------------------------------
British Midland                    UK                 4            0           2            2
----------------------------------------------------------------------------------------------------
City Air                           Sweden             2            1           2            0
----------------------------------------------------------------------------------------------------
Continental Express                USA                30           0           30           0
----------------------------------------------------------------------------------------------------
Pan Europeenne                     France             1            0           1            0
----------------------------------------------------------------------------------------------------
Proteus                            France             6            0           6            0
----------------------------------------------------------------------------------------------------
Regional Airlines                  France             3            0           3            0
----------------------------------------------------------------------------------------------------
Regional Air Lines                 Morocco            1            5           0            1
----------------------------------------------------------------------------------------------------
SA Airlink                         South Africa       20           0           5           15
----------------------------------------------------------------------------------------------------
Wexford                            USA                15           0           0           15
----------------------------------------------------------------------------------------------------
TOTAL                                                122           6           89          33
----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

[EMBRAER LOGO]                              Earnings Release - 3rd quarter 2002
--------------------------------------------------------------------------------

- ERJ 140:
----------------------------------------------------------------------------------------------------

             Customer                 Country        Firm       Option     Deliveries  Firm Order
                                                                                         Backlog
----------------------------------------------------------------------------------------------------
American Eagle                     USA               139          25           37          102
----------------------------------------------------------------------------------------------------
Midwest Express                    USA                20          20           0           20
----------------------------------------------------------------------------------------------------
Wexford                            USA                15           0           15           0
----------------------------------------------------------------------------------------------------
TOTAL                                                174          45           52          122
----------------------------------------------------------------------------------------------------

- EMBRAER 170:
----------------------------------------------------------------------------------------------------

             Customer                 Country        Firm       Option     Deliveries  Firm Order
                                                                                         Backlog
----------------------------------------------------------------------------------------------------
Swiss                              Switzerland        30          50           0           30
----------------------------------------------------------------------------------------------------
GECAS                              USA                50          78           0           50
----------------------------------------------------------------------------------------------------
Air Caraibes                       Guadalupe          2            2           0            2
----------------------------------------------------------------------------------------------------
Total                                                 82          130          0           82
----------------------------------------------------------------------------------------------------

- EMBRAER 195:
----------------------------------------------------------------------------------------------------

             Customer                 Country        Firm       Option     Deliveries  Firm Order
                                                                                         Backlog
----------------------------------------------------------------------------------------------------
Swiss                              Switzerland        30          50           0           30
----------------------------------------------------------------------------------------------------
GECAS                              USA                0           22           0            0
----------------------------------------------------------------------------------------------------
Total                                                 30          72           0           30
----------------------------------------------------------------------------------------------------

Legacy Executive:
----------------------------------------------------------------------------------------------------

             Customer                 Country        Firm       Option     Deliveries  Firm Order
                                                                                         Backlog
----------------------------------------------------------------------------------------------------
SWIFT                              USA                24          25           0           24
----------------------------------------------------------------------------------------------------
Undisclosed                        USA                17          10           3           14
----------------------------------------------------------------------------------------------------
TOTAL                                                 41          35           3           38
----------------------------------------------------------------------------------------------------

Legacy Shuttle & EMB 135 -  Corporate Market:
----------------------------------------------------------------------------------------------------

             Customer                 Country        Firm       Option     Deliveries  Firm Order
                                                                                         Backlog
----------------------------------------------------------------------------------------------------
Undisclosed                        USA                6            6           6            0
----------------------------------------------------------------------------------------------------
Conoco                             USA                1            0           1            0
----------------------------------------------------------------------------------------------------
Indigo                             USA                25          50           0           25
----------------------------------------------------------------------------------------------------
TOTAL                                                 32          56           7           25
----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------